Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
PRA Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑110330, No. 333-110331, and No. 333-23052) on Form S-8 and the registration statement (No. 333-162224) on Form S-3 of PRA Group, Inc. of our reports dated February 26, 2021, with respect to the consolidated balance sheets of PRA Group, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated income statements, statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of PRA Group, Inc.

As discussed in Notes 1 and 2 to the consolidated financial statements, the Company has changed its method of accounting for expected credit losses for financial instruments as of January 1, 2020, due to the adoption of Accounting Standard Codification (ASC) Topic 326, Financial Instruments – Credit Losses.

As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2019, due to the adoption of the Accounting Standard Codification Topic (ASC) 842, Leases.
/s/ KPMG
Norfolk, Virginia
February 26, 2021